UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2013

The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-33757	33-0861263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27101 Puerta Real, Suite 450, Mission Viejo, CA		92691
(Address of principal executive offices)		(Zip Code)
(949) 487-9500
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On April 17, 2013, The Ensign Group, Inc. (the “Company”) entered into the Fourth Amendment to Revolving Credit and Term Loan Agreement, dated as of April 17, 2013, (the “Fourth Amendment”), which amends the Company's existing Revolving Credit and Term Loan Agreement, dated as of July 15, 2011 (as amended from time to time the “Credit Agreement”), among the Company and the several banks and other financial institutions and lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender.

The Fourth Amendment revises the Credit Agreement to amend certain covenants, representations and other provisions in the credit agreement to, among other things, (i) allow for the settlement relating to the previously disclosed federal civil investigation that has been conducted by the U.S. Department of Justice and related federal agencies in an amount up to $50,000,000 and (ii) permit the Company to enter into a corporate integrity agreement with the Office of Inspector General-HHS. Except as set forth in the Fourth Amendment, all other terms and conditions of the Credit Agreement remain in full force and effect.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The Company has reached an agreement in principle to settle allegations relating the previously disclosed federal civil investigation that has been conducted by the U.S. Department of Justice and related federal agencies since 2006.
In anticipation of the settlement, the Company recorded a $15 million charge in the fourth quarter of 2012, and will increase its settlement reserve by an additional $33 million in the first quarter of 2013, representing a total reserve of $48 million (the “Reserve Amount”) to satisfy the tentative settlement obligation. The Company expects to remit the alleged overpayment amount to the government in the second or third quarter of 2013. If the ongoing settlement discussions are successfully concluded, the Company expects that the proposed settlement will finally conclude the federal investigation and resolve all related claims relative to federal healthcare programs.
The proposed settlement remains subject to continuing discussions regarding the content, completion and execution of all required documentation, including a corporate integrity agreement. While the Company has denied engaging in any illegal conduct, it has voluntarily enhanced its internal compliance programs and will incur ongoing costs associated with increased compliance activities, as well as interest expense on a portion of the Reserve Amount, totaling an estimated $2.5 million annually. The Company does not expect the settlement and remittance to have a material adverse effect on the Company's long-term financial position, business plan or prospects; however, the resolution will impact the Company's GAAP results of operations and cash flows for fiscal 2013. Until the proposed settlement becomes final, there can be no guarantee that these matters will be resolved by the agreement in principle.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Fourth Amendment to Revolving Credit and Term Loan Agreement, dated as of April 17, 2013, among The Ensign Group, Inc. and the several banks and other financial institutions and lenders from time to time party thereto (the "Lenders") and SunTrust Bank, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender.

99.1	Press Release of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENSIGN GROUP, INC.

/s/ SUZANNE D. SNAPPER
Chief Financial Officer

Dated: April 22, 2013

Exhibit Index
Exhibit No.	Description

10.1
Fourth Amendment to Revolving Credit and Term Loan Agreement, dated as of April 17, 2013, among The Ensign Group, Inc. and the several banks and other financial institutions and lenders from time to time party thereto (the "Lenders") and SunTrust Bank, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender.

99.1	Press Release of the Company